Exhibit 10.59
Confidential Executive Form
PERSONAL & CONFIDENTIAL

VIA ELECTRONIC DELIVERY

Dear [Name]:

In connection with your continuing services as an executive officer of BrightSpire Capital, Inc. (“BRSP”), we are pleased to continue your employment with BrightSpire Capital US, LLC, a Delaware limited liability company (the “Company”), a controlled subsidiary of BRSP, on the following terms as provided below.

This letter is further contingent on your continuing compliance with the requirements of the Immigration Reform and Control Act of 1986, also described further below:

Title, Duties and Reporting: You will serve in the exempt position of [ROLE], reporting to the Chief Executive Officer. You will have all of the duties, responsibilities and authority of [ROLE] at public companies of similar size and nature. By accepting this agreement, you agree to devote all of your professional time and attention to the duties required by your position while employed, except you may manage your and your family’s personal investments, be involved in charitable activities and such other outside business activities in accordance with the companies policies, procedures and pre-approval requirements. In addition, your assigned work location will remain within a 35 mile radius of your current assigned work location.

Salary. Your annual rate of base salary in this position will be $[INSERT], payable on the 15th and last day of each month, or pursuant to such other normal payroll practices of the Company as may be determined from time to time.

Incentive. You will be eligible to earn a target cash incentive opportunity, subject to the Company’s and your achievement of certain performance goals, to be established and determined by the Board of Directors of BRSP. This cash incentive is customarily paid in the first quarter of the year that follows the relevant year. To be eligible for a year-end incentive, you must be actively employed in good standing on the date that any such incentive is paid. You will also continue to be eligible to receive equity incentive grants. Equity incentive grants, if any, will be in such forms, and subject to such vesting and other terms, as the Board may determine, to be set forth in the applicable grant agreements issued under the BRSP equity incentive plan. Cash and/or equity incentive opportunities will be established in the discretion of the Board, after consultation with a compensation consultant regarding market total target direct compensation for your position.

Benefits. You will be eligible to receive the Company’s standard benefits package as is generally available to other comparable employees of the Company in accordance with the terms and conditions of the applicable benefit plans, programs, policies, regulation and practices. The current package, generally effective on the first of the month following 30 days of eligible employment, includes medical, dental, vision, life insurance, disability insurance, and 401(k) plan participation. In addition, you will receive paid vacation, holiday, personal & sick days and parking in accordance with Company policies. The Company reserves the right to modify and change the employee benefits package and policies at any time in its sole discretion.

Severance Plan. You will be eligible to participate in BRSP’s Severance Policy, effective July 28, 2022 (the “Severance Plan”), as supplemented by this provision.

In the event of a termination without Cause or for Good Reason in accordance with Section 3.01 of the Severance Plan, you will be entitled to the following modified benefits: (x) under subclause 3.01(a), the Termination Payment is an amount equal to one (1) times the sum of your Base Salary and Target

Annual Bonus, (y) under subclause 3.01(a), the Pro-Rata Bonus will be paid regardless of the date of the calendar year on which the termination occurs, and (z) if such termination occurs between January 1 and the date on which in the ordinary course the Company annually grants equity incentive grants, effective immediately prior to such termination, a grant of a Long-Term Incentive Award equal to the then current Target LTIP Award (the “Final Year LTIP Award”) (which Final Year LTIP Award shall also be subject to the vesting provisions of subclause 3.01(c)).

In the event of a termination without Cause or Good Reason following a Change in Control in accordance with Section 3.02 of the Severance Plan, you will be entitled to the following modified benefits: (i) under subclause 3.02(a), your Change of Control Termination Payment Multiple shall equal two (2) times, (ii) the Pro-Rata Bonus will be paid in the same manner (as modified) as in subsection 3.01(a) above, and (iii) a Final Year LTIP Award, which Final Year LTIP Award shall be subject to the vesting provisions of subsection 3.02(c)).

For the avoidance of doubt, all other terms of the Severance Plan not modified by the foregoing shall continue in full force and effect. The vesting of any equity incentive grants in accordance with this section shall be immediately prior to the date of the applicable termination. Capitalized terms in this subsection not otherwise defined herein shall be as defined in the Severance Plan. In no event may the Company terminate the Severance Plan or otherwise amend the Severance Plan or this letter agreement in a manner that reduces or eliminates your rights and Severance Benefits under the Severance Plan and set forth herein on or before December 31, 2026.

License and Registration. You agree that you maintain, or, as necessary, will apply for, any licenses or registrations now or hereafter required for your position pursuant to the rules and regulations of FINRA, and/or any other regulatory or self-regulatory organization, and that employment remains contingent upon your obtaining and/or maintaining such licenses or registrations.

“At-will” Employment. For the avoidance of doubt, notwithstanding your eligibility to participate in the Severance Plan, your employment with the Company will be “at-will,” meaning that either you or the Company may terminate your employment at any time, with or without cause and with or without advance notice. Any contrary representations that may have been made to you are superseded by this letter. Only the Chief Executive Officer of the Company (“CEO”) has the authority to make any such agreement and then only in writing. No other manager, supervisor, or employee of the Company has any authority to enter into an agreement for employment for any specified period of time or to make an agreement on behalf of the Company for employment other than at-will.

No Other Employment. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the CEO, the EVP, Chief Financial Officer, or the General Counsel & Chief Compliance Officer of the Company, in accordance with Company policies.

Policies and Practices. As a Company employee, you will be expected to comply with all of the Company’s employment policies and practices, as detailed in the Employee Handbook and other documents that may be issued to you. The Company reserves the right to rescind, amend or supplement the terms and conditions of your employment under such Employee Handbook at any time.

Entire Agreement. This letter amends and replaces in its entirety your prior letter dated [April 17, 2021]. Your existing Employee Proprietary Information, Trade Secret and Confidentiality Agreement, Mutual Agreement to Arbitrate Claims and Compliance Manual will continue in full force and effect. These documents, the Severance Plan and this letter confirm the total understanding as to the terms and conditions of your proposed employment with the Company, including but not limited to salary, incentives and severance, and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between you and the Company relating to the subject matter hereof. No other express or implied promises have been made to you. This letter agreement cannot be amended, modified or waived without written consent of both parties to this agreement.

Affiliates. You acknowledge that the Company may have parents, subsidiaries, and other affiliated entities. Your employment is with the Company only, and not any other related entity of the Company, even though the Company may ask you to provide services to one or more of its affiliated entities. No affiliate of the Company shall be deemed your employer under any circumstances.

Governing Law and Arbitration of Disputes. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to the principles of conflicts of laws. Furthermore, any disputes arising out of or related to the employment relationship shall be governed pursuant to the Mutual Agreement to Arbitrate Claims.

Assignment; Tax Withholding. The Company may assign this letter to any of its affiliates, successors or assigns. The Company may withhold from amounts payable under this letter agreement all taxes and other payroll withholdings required to be withheld.

No Other Contractual Obligations. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company including, but not limited to any noncompetition, nonsolicitation of employee or nonsolicitation of customer agreement or understanding.

Acceptance and Return of Agreement. If you choose to accept this letter, please return this letter to [HR NAME], Human Resources, at [EMAIL ADDRESS], within ten (10) days of the date on this letter. Please retain a copy of these documents for your records.

Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

Verification. Please note that as required by the Immigration Reform and Control Act of 1986, you must provide proof of your identity and employment eligibility to work in the U.S. On your first day of work, please bring with you any acceptable documentation you choose to provide, as noted on the List of Acceptable Documents published by the USCIS. Duplicated or faxed copies may not be accepted in lieu of the original documents.

We are delighted at the prospect of continuing to work with you on the BRSP team. Please confirm your acceptance by acknowledging with your signature below.
Sincerely,

Michael Mazzei
Chief Executive Officer

Accepted by:

[NAME]	Date